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                         INDEPENDENT ACCOUNTANTS' REPORT



The Board of Directors
Wachovia Bank National Association:

The Board of Directors
Universal Master Servicing, LLC:

We have examined managements' assertion, included in the accompanying report, that Wachovia Bank National Association (the Bank as the Master Servicer for the period from January 1, 2002 to October 10, 2002) and Universal Master Servicing, LLC (UMS as the Sub-Master Servicer for the period from October 11, 2002 to December 31, 2002) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers, except for minimum servicing standards I.4., II.1., II.2., II.3., II.4., III.2., III.3., III.4., V.2., V.3., V.4., and VI.1.,
which are performed by the their primary servicers, as of and for the year ended December 31, 2002. Management is responsible for the Bank's and UMS's compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements' assertion about the Bank's and UMS's compliance based on our examination. We did not examine the respective primary servicers' compliance with standards I.4., II.1., II.2., II.3., II.4., III.2., III.3., III.4., V.2.,
V.3., V.4., and VI.1. and, accordingly, do not express an opinion thereon.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's and UMS's compliance with the applicable minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's and UMS's compliance with the minimum servicing standards.

In our opinion, managements' assertion that the Bank and UMS have complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects.



/s/ KPMG LLP
March 28, 2003